Exhibit 99.1

News Release

Wabtec Acquires C2CE, A Leading Provider of Railway Signal Design Services in Australia

WILMERDING, PA, September 3, 2014 – Wabtec Corporation (NYSE: WAB) has acquired C2CE Pty Ltd., a leading provider of railway signal design services in Australia. Based in Perth, Australia, C2CE has annual sales of about $35 million.

C2CE provides turnkey train control, signaling and communications solutions, including design, project management, and installation for railway markets in Australia and Southeast Asia. The company also designs and installs high- and low-voltage power distribution systems, and provides electrical and communications solutions for industrial markets such as mining and power generation.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “C2CE’s strong regional presence and technical resources will be an excellent fit with our electronics, signaling and train control capabilities. We expect to leverage the company’s existing customer relationships, as we pursue turnkey projects in this large and growing region.”

In addition to Perth, C2CE also has offices in Brisbane and Melbourne, Australia, and in Hong Kong. The company has about 200 employees.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.